Exhibit 21.1
Subsidiaries of Post Holdings, Inc.
The following entities will be the subsidiaries of Post Holdings, Inc. after giving effect to the transactions described in the Form 10 registration statement:

Name	Jurisdiction of Incorporation/Formation

Post Foods, LLC	Delaware

0923537 B.C. LTD.	British Columbia